Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Lu Ann Klevecz

Corporate Communications

757-463-2265

Resource Bankshares Reports72% Increase

in Net Income For First Quarter of 2003

Earnings per Share Up 56% over Prior Year Quarter

Virginia Beach, VA – April 21, 2003. Resource Bankshares Corporation (Nasdaq: RBKV) today announced net income of $2,203,226, for the first quarter of 2003, a 72% increase over the $1,278,353 reported for the same period of 2002. Diluted earnings per share increased 56% to $0.61 from $0.39 for the quarters ended March 31, 2003 and 2002, respectively. Return on average equity was 22.88% and return on average assets was 1.24% for the first quarter of 2003, compared to 17.98% and 0.91%, respectively, for the first quarter of 2002. Book value on March 31, 2003 was $13.03.

Total assets at March 31, 2003 increased 25% to $737,109,000, over $589,957,000 in 2002. This increase was driven by total net loans increasing to $464,898,000 as of March 31, 2003, a 22% increase over the first quarter of 2002. During the first quarter of 2003, net loans outstanding generated by the commercial lending team continued to increase and grew by $37,000,000 or 8.7%, compared to the immediately preceding quarter ended December 31, 2002. Net interest income for the first quarter increased $1,936,000 or 60.7% from the first quarter of 2002. This increase in net interest income was related to commercial loan growth, funds advanced for mortgage banking and an increase in the fully tax equivalent financial margin of 66 basis points to 3.16%, over the same period in 2002.

“We are very pleased to report record earnings of $2.2 million for the first quarter of 2003,” stated T.A. Grell, Jr., President of Resource Bank and Resource Bankshares. “We retained excellent asset quality in a tough environment of economic and global uncertainty. We added two more seasoned lenders in Richmond and Northern Virginia, bringing our total to 24 highly experienced senior lending officers. The Resource Bank lending team continues to enjoy stable loan growth in the three major markets of Virginia, all of which benefit from varying levels of government and military presence that help support the economic bases of these markets.”

“Management has been working very diligently to grow the Company and move Resource Bankshares toward being included in the Russell 3000. In early March, we successfully completed our public offering at $21.50 per share, which was enthusiastically oversubscribed, netting $18.1 million in new capital. We plan to utilize this capital for future growth, expansion of our branch network and potential acquisitions if and when strategic opportunities arise. Our stock price has appreciated approximately 15% since the offering, with our most recent closing price at $24.80 on April 17, moving us close to $100 million in market capitalization.”

“We now have approximately 25 market makers, 15 of which are active traders. Five regional and national investment banking firms provide research on our Company. Average daily trading volume has increased and we continue to receive recognition on both a regional and national level. Information about our market makers is available to the public through our website at www.resourcebankshares.com.”

Asset quality for the first quarter of 2003 continues to remain excellent with non-accrual loans and OREO totaling only 0.10% of total loans and funds advanced. Net charge-offs were less than $10,000 and the loan loss reserve increased $150,000 to $5,154,000. As of March 31, 2003, non-accrual loans, OREO and loans 90 days past due were only $683,000, down from $1,724,000 in the same period last year.

Resource Mortgage closed $267,605,000 of residential loans in the first quarter of 2003 and had net income of $615,000. Interest rates were stable in the first quarter, and housing starts and resales continued to show strength in the Company’s three market areas. While the first quarter is traditionally slower in the mortgage industry, the results for the first quarter of 2003 were down only slightly compared to the fourth quarter of 2002 when Resource Mortgage had a volume of $304,709,000 and net income of $755,000. Net income from the mortgage division, as a percentage of the Company’s net income, declined from 38% in the fourth quarter of 2002, to 28% in the first quarter of 2003, which is consistent with the Company’s business plan. The mortgage division continues to generate record volume levels and contribute significantly to earnings.

Excluding the mortgage division, the Company’s efficiency ratio (which is computed by dividing non-interest expense by the sum of net interest income and non-interest income), declined to 53.4% and the net overhead ratio (which is computed by subtracting non-interest income from non-interest expense, divided by average total assets), was 1.49% for the quarter ending March 31, 2003. For the same period, Bank only non-interest income declined $427,800 and non-interest expense increased $736,000. The increase in non-interest expense was primarily related to the opening of the new Hilltop Branch location in

Virginia Beach, as well as additional personnel due to growth, and annual salary increases. Non interest income decreased 41% from the same period of 2002 because the Bank did not sell SBA loans in the first quarter of 2003 as had occurred in 2002, and was down slightly from the fourth quarter of 2002.

Comparing the key operating results for the first quarter of 2003 to the fourth quarter of 2002, net interest income was up $281,000, in spite of two fewer days in the period; net income from Resource Mortgage decreased $140,000, while net income from the Bank increased $215,000. The financial margin increased by 11 basis points. Diluted earnings per share remained at $0.61 as a result of the 10% increase in diluted shares in the first quarter.

The Company completed its common equity offering in early March, issuing 918,000 additional common shares and netting $18,100,000 in proceeds. The average number of diluted shares was 3,589,259 in the first quarter and will increase to 4,163,000 shares for the second quarter of 2003. Shareholders equity increased $19,673,000 and book value increased 22.6% to $13.03, compared to $10.63 at December 31, 2002. As of March 31, 2003, the Company’s trailing 12 months earnings per share is $2.15.

Resource Bankshares Corporation (Nasdaq: RBKV) will host a conference call to discuss its first quarter earnings and results of operations. The conference call will begin at 11:00 a.m. on Tuesday April 22, 2003.

The toll free participant number is 800-404-1354; access information is Resource Bankshares and Lawrence Smith, CEO. To hear a replay of the call at a later time, call 800-642-1687, using the conference ID number 9589410. Investors, members of the media and the general public may also access a live broadcast of the conference call via the Company’s Investor Relations page at www.resourcebankshares.com or through www.vcall.com. The event will be archived and available for replay through July 22, 2003.

Certain reclassifications have been made to prior year’s information to conform with the current year presentation.

Resource Bankshares Corporation (Nasdaq: RBKV) is the parent holding company of Resource Bank, a regional commercial bank with branches in Virginia Beach, Chesapeake, Newport News, Richmond and Northern Virginia, and additional mortgage loan offices in North Carolina, Maryland and Florida. Visit our investor relations web site at www.resourcebankshares.com for a detailed overview of activities, financial information, and historical stock price data, and to register for email notification of company news, events, and stock activity.

This press release includes forward looking statements. Investors are cautioned that all forward looking statements involve risks and uncertainties. Certain risk factors could cause actual results to differ materially from those in the forward-looking statements. These forward-looking statements include statements regarding profitability, liquidity, allowance for loan losses; interest rate sensitivity, market risk, and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other words of similar meaning. Forward looking statements do not relate strictly to historical or current facts and are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could effect the actual outcome of future events:

•	fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect net interest margin, asset valuations and expense projections;
•	adverse changes in the economies of Resource’s market areas, which might effect business prospects and could cause credit-related losses and expenses;
•	continuing the well-established and valued relationships Resource has built with customers;
•	adverse developments in loan origination volume;
•	competitive factors in the banking industry such as the trend towards consolidation in the markets in which Resource operates;
•	an unfavorable resolution to the class action lawsuit to which Resource Bank is a party; and
•	changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks.